EXHIBIT 10.19


                            AGREEMENT FOR SPONSORSHIP

       This agreement for Sponsorship (the "Agreement") is entered into effective this 21st day of April, 2003 (the "Effective Date"), by and between Viper Motorcycle Company ("Sponsor"), and Minnesota Vikings Football Club, LLC (the "Team"), a Minnesota limited liability company that holds a franchise to play professional football in the National Football League, is referred to herein as the "NFL").

       WHEREAS, Sponsor is engaged in the business of producing and distributing motorcycles and related services, and

       WHEREAS, the Team plays NFL games in a stadium in Minneapolis, Minnesota (the "Stadium"); and

       WHEREAS, Sponsor and the Team desire to enter into an agreement under which the Team will provide to Sponsor advertising and promotional benefits with respect to the Team, in exchange for sponsorship payments and other consideration;

       NOW THEREFORE, Sponsor and the Team hereby agree as follows:

1.     FISCAL YEAR: TERM

       (a) "Fiscal Year" means a one-year period commencing February 1 and ending on the next January 31, and "Fiscal" followed by a reference to a calendar year means the Fiscal Year ending on January 31 of the next calendar year (e.g., "Fiscal 2003" means the Fiscal Year ending January 31, 2004).

       (b) This Agreement is entered into by Sponsor and the Team with respect to the period commencing on the Effective Date and ending on the last day of Fiscal 2005 (the "Term").

2.     ADVERTISING AND OTHER BENEFITS

       Subject to performance of Sponsor's obligations hereunder, during the Term the Team will provide for Sponsor's benefit the advertisements and other benefits specified in Exhibit A hereto (each a "Benefit" and collectively the "Benefits"), under the terms and conditions stated in Exhibit A. If at any time during the Term of this Agreement the Team participates in the NFL postseason, Sponsor will receive benefits specified in Exhibit B at the additional stated amount and will include a five percent (5%) escalator in each applicable Term.

3.     PAYMENTS

       Sponsor shall pay to the Team (without reduction or setoff) $70,000 net in Fiscal 2003, $81,000 net in Fiscal 2004, and $98,000 net in Fiscal 2005 in cash and on or before the mutually agreed upon payment due dates shown below. A 1.5% monthly finance charge shall be assessed on all invoices over thirty (30) days past due. Team will invoice Sponsor.

2003 DUE DATE          AMOUNT                   2004 DUE DATE          AMOUNT
-------------          ------                   -------------          ------
May 31, 2003           $5,837.00                January 31, 2004       $5,833.00
June 30, 2003          $5,833.00                February 28, 2004      $5,833.00
July31, 2003           $5,833.00                March 31, 2004         $5,833.00
August 31, 2003        $5,833.00                April 30, 2004         $5,833.00
September 30, 2003     $5,833.00
October 31, 2003       $5,833.00
November 30, 2003      $5,833.00
December 31, 2003      $5,833.00

2004 DUE DATE          AMOUNT                   2005 DUE DATE          AMOUNT
-------------          ------                   -------------          ------
May 31, 2004           $6,750.00                January 31, 2005       $6,750.00
June 30, 2004          $6,750.00                February 28, 2005      $6,750.00
July 31, 2004          $6,750.00                March 31, 2005         $6,750.00
August 31, 2004        $6,750.00                April 30, 2005         $6,750.00
September 30, 2004     $6,750.00
October 31, 2004       $6,750.00
November 30, 2004      $6,750.00
December 31, 2004      $6,750.00

2005 DUE DATE          AMOUNT                   2006 DUE DATE          AMOUNT
-------------          ------                   -------------          ------
May 31, 2005           $8,163.00                January 31, 2006       $8,167.00
June 30, 2005          $8,167.00                February 28, 2006      $8,167.00
July 31, 2005          $8,167.00                March 31, 2006         $8,167.00
August 31, 2005        $8,167.00                April 30, 2006         $8,167.00
September 30, 2005     $8,167.00
October 31, 2005       $8,167.00
November 30, 2005      $8,167.00
December 31, 2005      $8,167.00

4.     COMPLIANCE; APPROVAL OF MATERIALS

       This Agreement and each Benefit are subject to the NFL Rules (as hereinafter defined), and the form, content and presentation of each Benefit shall be subject to the approval of the Team and to the rules of the Stadium or any other facility of location at which any Benefit may be held or presented (including any such rules regarding temporary blackouts or signage coverage) and any applicable statutes, regulations and other legal requirements. Sponsor shall not include in any Benefit (or in any related material) any advertising for (or other reference to) any product or service that competes with any product or service for which the Team then provides advertising or promotion. For each Benefit that includes material to be broadcast, published, distributed, displayed or made public, Sponsor shall prepare and produce such material in final form and shall provide such material to the Team for its approval, in each case with reasonable notice and adequate opportunity to review (and revise if necessary) before the first date on which such material is to be broadcast, published, distributed, displayed or otherwise made public.

5.     COST OF SIGNAGE

       The initial cost of any suite sign that may be included in this Agreement will be the responsibility of the Team. Any change requested by Sponsor following initial production completion will be the sole financial responsibility of Sponsor.

6.     SUBSTITUTION FOR UNAVAILABLE BENEFITS

       Sponsor and the Team acknowledge and agree that, due to circumstances beyond the reasonable control of Sponsor or the Team (including for example limitations imposed by law or by NFL Rules), it may be or become impossible or impracticable to provide one or more Benefits otherwise called for hereunder (each an "Unavailable Benefit"). With respect to any Unavailable Benefit, Sponsor and the Team shall consult regarding a substitute therefore, and following such consultation, the Team may provide, in lieu of such Unavailable Benefit, a substitute promotion or advertisement having promotional value not materially less than that of the Unavailable Benefit. By doing so, the Team will satisfy all of its obligations with respect to the Unavailable Benefit.

7.     INDEMNIFICATION

       Each party (the "Indemnifying Party") shall indemnify the other party and hold it harmless from and against any and all claims, damages and liabilities, including attorneys' fees and other expenses of defense (collectively "Liabilities and Expenses") arising from any breach of this Agreement by the Indemnifying Party or litigation, arbitration, governmental inquiry or other claim or proceeding commenced by any third party alleging or arising from libel, slander, invasion of practice, illegal competition, infringement of copyright, license or other intellectual property, negligence, privacy, improper trade breach of warranty, unsafe, hazardous, or defective product or service, or other wrongful conduct by the Indemnifying Party.

8.     RETENTION OF RIGHTS

       The only rights of Sponsor hereunder with respect to the Team, games played by the Team and other activities and attributes of the Team are the rights to receive the Benefits at the times and places specified in this Agreement and in accordance with all terms hereof. All other rights with respect to the Team, games and activities of the Team and attributes, logos, symbols, names and other marks of (or related to) the Team (collectively "Team Marks") are hereby retained by the Team and nothing in this Agreement creates any license or other right with respect to any of the Team Marks.

9.     REMEDIES AND TERMINATION

       (a) If either party breaches or threatens to breach this Agreement, the other party shall be entitled to seek monetary damages for such breach and injunctive relief to enforce this Agreement and require performance of all obligations hereunder.

       (b) Neither party shall have any right to cancel, withdraw from, or terminate this Agreement (or cease, delay or suspend performing such party's obligations under this Agreement) except that, if either party shall fail to pay when due any amount payable hereunder, then the other party shall give notice of such failure and, if such amount is not paid within five business days following the giving of such notice, then the party giving such notice may terminate this Agreement by notice of termination.

10.    ASSIGNMENT

       (a) This Agreement and rights hereunder may be assigned only in accordance with the following (but no assignment by a party shall relieve such party of any of its obligations hereunder).

       (b) Either party may, by notice to the other, assign this Agreement and such party's rights hereunder to an entity that

              (i) acquires or otherwise succeeds to all or substantially all of the assigning party's business and assets, and

              (ii) before or at the time of assignment assumes all of the assigning party's obligations hereunder and agrees to perform or cause performance of all of such obligations when due, including any obligation then in arrears.

       (c) The Team may, by notice to Sponsor, assign this Agreement or any of the Team's rights to payment hereunder to

              (i)    any subsidiary, parent or other affiliate of the Team and

              (ii) any lender or other source of financing or any trustee therefore (each a "Team Finance Assignee") as collateral or other security for such financing, whether by security agreement, collateral assignment or otherwise.

11.    ENTIRE AGREEMENT; AMENDMENTS; CONFIDENTIALITY

       This Agreement constitutes the entire agreement between Sponsor and the Team and supersedes all prior agreements and understandings relating to the subject matter hereof. The Agreement may be amended or supplemented only by a writing signed by Sponsor and the Team (and, if required, each Team Finance Assignee). Each party shall hold in confidence all confidential information relating to or obtained from the other party (including this Agreement and the terms hereof and all other non-public information about the other party), and neither party shall disclose, publish, release, transfer or otherwise make available to any person any confidential information of the other party in any form (other than disclosure to a party's officers, directors, employees and agents having a business need to know).

12.    GOVERNING LAW: NFL RULES

       (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to principles of conflict of laws.

       (b) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall in all respects be subject to and subordinate to (in each case to the extent applicable):

              (i)    the NFL Constitution;

              (ii)   the NFL By-Laws;

              (iii) all other rules, regulations and policies of the NFL and the resolutions of its Board of Governors;

              (iv) any collective bargaining agreement to which the NFL or any member club is a party;

              (v) all consent decrees and settlement agreements entered into between or among the NFL and its member clubs (or the NFL, NFL member clubs and/or other persons) in furtherance of NFL business or interests or as otherwise authorized directly or indirectly by the NFL Board of Governors, the NFL Commissioner, or the NFL Constitution;

              (vi) any national network agreements between the NFL and third parties; and

              (vii) any national corporate marketing, licensing, sponsorship or similar agreements between the NFL (or NFL affiliates) and third parties, all as the same may now exist or hereafter be amended or enacted or as they may be interpreted by the Commissioner of the NFL (collectively "NFL Rules").

13.    OTHER PROVISIONS

       (a) This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement.

       (b) The headings of the sections and paragraphs in this Agreement are for convenience only and do not affect the construction or interpretation of the Agreement. Each reference herein to "include" or "including" or "includes" shall be deemed to be followed by the words "without limitation."

       (c) Any legal action, suit or proceeding brought by either party related to or arising out of this Agreement may be brought in the United States District Court for the District of Minnesota' or in the state courts of the State of Minnesota, and each party hereby accepts and submits to the jurisdiction of each of the aforesaid courts with respect to any action, suit or proceeding brought it or against it or against it by the other party.

       (d) All notices and other communications provided for hereunder shall be in writing and shall be effective only if and when delivered by hand, by prepaid certified United States mail (return receipt requested) or by overnight courier service, addressed as follows:

       (e)    Additional Notes

       If to Sponsor:

       Viper Motorcycle Company
       5733 International Parkway
       New Hope, MN  55428
       Attn:  John Silseth

       If to the Team:

       Minnesota Vikings Football Club, LLC
       9520 Viking Drive
       Eden Prairie, MN  55344
       Attn:  Executive Vice President
       with copies to:

       Faegre & Benson LLP
       2200 Norwest Center
       90 South Seventh Street
       Minneapolis, MN  55402

       Attn:  William R. Busch, Jr.

By notice in accordance with the foregoing, (i) either party may from time to time change its name or address for notice, and (ii) the Team may add any Team Finance Assignee to those who shall receive copies of notices to the team

                                      * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        MINNESOTA VIKINGS FOOTBALL CLUB LLC


                                        By:      /s/ MICHAEL F. KELLY, JR.
                                           -------------------------------------
                                                 Michael F. Kelly, Jr.
                                        Its:     Executive Vice President

Accepted and Agreed:

Viper Motorcycle Company

By:               /s/ JOHN L. FIEBELKORN
   -----------------------------------------
                  John L. Fiebelkorn
Its:              President/CEO

                                                                       EXHIBIT A
                                                       TO LETTER AGREEMENT DATED
                                                                  APRIL 21, 2003
                                               BETWEEN THE MINNESOTA VIKINGS AND
                                                        VIPER MOTORCYCLE COMPANY

1.     Media

       (a)    Radio

              Sponsor will receive one (1) :30 pre-game network radio commercial for all twenty (20) pre and regular season Team games. During the Fiscal 2005 season, Sponsor will receive one (1) :30 play-by-play network radio commercial in lieu of the one (1) :30 pre-game network radio commercial.

       (b)    Internet

              Sponsor will receive one (1) rotating button advertisement on Team's website for the duration of the Term of this Agreement. Button advertisement will include a link to Sponsor's website.

2.     Events

       (a)    Draft Party

              Sponsor will have the opportunity to display a motorcycle and banner during the Team Draft Party at Winter Park (or appropriate location). Sponsor will also receive four (4) VIP tickets to the event. Sponsor will provide appropriate banner for the event. Sponsor will also have the option of providing four thousand (4,000) flyers that will be given to event guests. Sponsor is solely responsible for the associated cost of printing the flyers and delivering them to Team.

       (b)    Women's 101 Workshop

              Sponsor will have the opportunity to display a motorcycle and banner during the event at Winter Park (or appropriate location). Sponsor will also receive four (4) tickets to the event. Sponsor will provide appropriate banner for the event. Sponsor will also have the option of providing nine hundred (900) flyers that will be given to event guests. Sponsor is solely responsible for the associated cost of printing the flyers and delivering them to Team.

       (c)    Viking Children's Fund ("VCF") Golf Outing

              Sponsor will receive one (1) golf foursome at the VCF Golf Outing. Sponsor will also have the opportunity to display a motorcycle on a Team determined tee box at the golf course. If available, the sponsored hole will include a "special event contest and prize giveaway. Sponsor would be responsible for providing appropriate prizes. Sponsor will also have the option of providing five hundred (500) flyers that will be given to golf outing participants. Sponsor is solely responsible for the associated cost of printing the flyers.

       (d)    Training Camp Passing Scrimmages

              Sponsor will receive the opportunity to display a motorcycle in the corner of the Team field prior to and during each passing scrimmage at the Team training camp. A Sponsor banner would accompany the motorcycle. If available, the motorcycle will be driven onto the field prior to the start of the passing scrimmages. Sponsor will receive eight (8) VIP passes for each of the passing scrimmages.

       (e)    Team Mini-Camp

              Sponsor will receive the opportunity to display a motorcycle at the Team mini-camp. Sponsor will also receive eight (8) passes for each day of the event. Sponsor will also have the option of providing five hundred (500) flyers that will be given to event guests. Sponsor is solely responsible for the associated cost of printing the flyers and delivering them to Team.

3.     Tickets/Hospitality

       (a)    Season Tickets

              Sponsor will receive four (4) lower level tickets for all ten (10) pre and regular season Team home games.

       (b)    Pre-Game On-Field Passes

              Sponsor will receive four (4) pre-game on-field passes for four
              (4) mutually agreed upon Team homes games.

       (c)    MLT Trip

              Sponsor will receive one (1) Worry Free Vacation trip for two (2) guests to Las Vegas, NV. Trip includes round trip airfare from Minneapolis/St. Paul and hotel accommodations for three (3) nights. Some restrictions apply based on travel policies of Worry Free Vacations.

4.     Promotion/Appearances

       (a)    In-Stadium Public Address (P.A.) Announcements

              Sponsor will receive one (1) in-stadium p.a. announcement in each of the ten (10) pre and regular season Team home games relating to Team mascot riding Sponsor motorcycle onto the field prior to the start of each game. Sponsor will also receive one (1) p.a. announcement at the beginning of each halftime.

       (b)    Matrix Board Messages

              Sponsor will receive one (1) matrix board mention in each of the ten (10) pre and regular season Team home games relating to Team mascot riding Sponsor motorcycle onto the field prior to the start of each game. Sponsor will also receive one (1) matrix board mention at the beginning of each halftime.

       (c)    Pre-Game On-Field Promotion

              Team's mascot will ride a Sponsor motorcycle on the Stadium field prior to the start of each of the ten (10) pre and regular season Team home games. The above mentioned p.a. announcements and matrix board mentions will coincide with the mascot riding the motorcycle on the field. The Sponsor motorcycle will also be placed on the Stadium field during each of the ten (10) pre and regular season halftimes accompanied by a Sponsor banner. Sponsor will be responsible for providing appropriate banner for on-field exposure.

       (d)    Team Mascot

              Subject to a separate written agreement between Team and Sponsor, Sponsor may offer Team mascot use of a Sponsor motorcycle for non-Stadium events.

       (e)    Cheerleader Posters

              Sponsor will receive logo identification on a minimum of ten thousand (10,000) Team cheerleader posters, as well as the ability to have a picture of a motorcycle on the back of each of the posters. Sponsor agrees that other Team sponsors have logo identification on the cheerleader posters. Sponsor will receive one thousand (1,000) posters for its promotional use. The size of the motorcycle picture on the back of the posters will be mutually agreed upon.

       (f)    Appearances

              (i) Sponsor will receive four (4) separate one-hour appearances by three (3) Team cheerleaders at Sponsor special events. Dates and locations will be mutually agreed upon based on the cheerleaders availability. If extended travel is necessary for cheerleaders, Sponsor agrees to pay any and all travel expenses that will be mutually agreed upon.

              (ii) Sponsor and Team will work together to identify one (1) current Team player that will make two (2) one-hour in-store appearances on behalf of Sponsor. Beginning in Fiscal 2004 and 2005, one (1) Team player will also make a one (1) hour appearance at the Vikings Locker Room Store at the Mall of America. The appearance at the Mall of America will also include Sponsor motorcycle, based on safety approval from the Mall of America. Dates will be mutually agreed upon by Sponsor and Team for all appearances based on player availability. The designated player will also voice one (1) :30 radio commercial for Sponsor and do the "on-call" greeting voice for use by Sponsor at their corporate headquarters. Player also agrees to appear in a Sponsor print advertisement, which shall include a one (1) hour photo session. Date and time of photo session shall be mutually agreed upon based on player availability.

5.     "Preferred" Status

       As part of this corporate partnership, Sponsor acquires the right to use the phrase "The motorcycle preferred by Minnesota Vikings fans everywhere." Sponsor may also use the Team logo and the above mentioned phrase in conjunction with Sponsor related advertising and marketing. The utilization of the Team logo exhibits the corporate affiliation of Sponsor with the Team. All promotional materials must be reviewed by the Team and the NFL prior to the publication for the protection of both parties.

                                                                       EXHIBIT B
                                                       TO LETTER AGREEMENT DATED
                                                                  APRIL 21, 2003
                                               BETWEEN THE MINNESOTA VIKINGS AND
                                                        VIPER MOTORCYCLE COMPANY

NFL Postseason

       (a)    Home Game(s)

              If available, due to NFL rules and regulations, Sponsor agrees to participate in the Team's postseason home game(s) with the following partnership elements and at a cost of $2,500.00 for each applicable postseason home game:

              (i)    One (1) :30-second pre-game network radio commercial

              (ii) Pre-game on-field promotion with Sponsor motorcycle, p.a. announcement and matrix board mention

       (b)    Away Game(s)

              If available, due to NFL rules and regulations, Sponsor agrees to participate in the Team's postseason away game(s) with the following partnership elements and at a cost of $1,500.00 for each applicable postseason away game:

              (i)    One (1) :30-second pre-game network radio commercial

       (c) Sponsor agrees to pay for all potential home and away postseason games prior to the Team's first postseason game each season of the Agreement.

       (d) Sponsor agrees to pay for four (4) lower level tickets for each home playoff game at the then current rate for Team playoff tickets. This amount is above and beyond any amount shown in this Agreement.